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                                                                  Exhibit (b)(8)

                            [LETTERHEAD OF GE]

David Schonberger
Frist Union Real Estate Investment Trust
551 5th Ave, Suite 1416
New York, NY  10176

Re:      Proposed Loan to a to-be-formed Limited Partnership
         (201 West Madison Ave, Chicago, IL)

Gentlemen:


General Electric Capital Corporation ("GECC" or "Lender") is interested in pursuing the possibility of providing financing (the "Loan") secured by the property (the "Property") described herein. This letter merely represents a proposal of terms and conditions under which GECC may seek Credit Committee approval. No such approval has been obtained or submitted. Even if such approval is obtained, it may be conditioned on additional terms and conditions and/or be substantially different from the terms and conditions discussed in this letter. No commitment by GECC will exist unless and until a formal, written commitment letter is issued by GECC and accepted by you. This is not a commitment or an indication that loan approval will be forthcoming.

A.   SUMMARY OF THE PROPOSED LOAN:
     ----------------------------

Property Name:      201 West Madison Ave, Chicago, IL

Borrower:           A to be formed Limited Partnership, with Radiant Investors as General Partner, controlled and operated by Mr.
                    Schonberger, Mr. Friedman, and Mr. Zahner. Borrower will be a single purpose entity

Type:               Assignment of First Mortgage/Deed of Trust

Amount: $29,000,000 (subject to GECC-audited net operating income from the Property generating at least $3,210,000 from not more than 90% occupancy on non-credit retail tenants, less reserves of $0.15/SQ. FT, and a management fee equal to 1% of gross revenues)

Term:               3 years

Contract            Rate: 275 basis points in excess of the LIBOR - 1 month
                    Rate

Amortization:       Monthly based on 25-year amortization schedule

Commitment          Fee: 1.00% ($290,000)

Prepayment/
Lock-out:           Loan locked-out for months 1-8; open during months 9-12 (in whole but not in part) subject to yield maintenance plus
                    0.5% pre-payment fee; open during months 13-18 (in whole but not in part) subject to 0.5% prepayment fee; open thereafter.

                    Yield maintenance is defined as the prorata share of GECC's spread above Libor for a full year, not yet collected; (i.e. If loan paid back in month 9, GECC would be owed 4 months of the 2.75% annual spread (0.92% - $26,583) plus the 0.5%
                    prepayment fee


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Exit Fee:           0.5% ($145,000)

Impounds:           Monthly with GECC for real estate  taxes  (non-interest
                    bearing)

Additional
Collateral/
Reserve/Escrows:    Capital Expense reserve of $0.15 par plus any immediate
                    repairs necessary as identified in the GECC engineering report

Non-Recourse/
Indemnities:        Non-recourse subject to standard carve-outs : Borrower,
                    Radiant Venture I LLC, is liable for non-recourse carve-outs and environmental indemnity

Additional          Permitted Liens: None

Closings:           TBD

B.   SPECIAL CONDITIONS
     ------------------

     1. Subject to GECC's approval of the new borrowing entity and the ownership structure

C.   MISCELLANEOUS

     1.  Closing Requirements: Costs:
         ---------------------------

         Actual closing requirements will be reviewed based on current documents for the existing loan. If applicable, the Loan will be subject to GECC's receipt review and approval of satisfactory loan documentation, environmental and engineering reports and other customary requirements (i.e., title insurance, legal opinions, hazard and liability insurance, tenant estoppel certificates from major tenants, and copy of certificate of occupancy and other evidence that the Property is in compliance with applicable laws). Borrower will be responsible for the costs and expenses incurred by GECC in underwriting and closing the proposed Loan including environmental, engineering, audit, appraisal, credit report, legal, travel, title insurance, survey, mortgage recording tax and other out-of-pocket costs and expenses relating to the Loan.

     2.  Governing Law:
         -------------

         This letter shall be governed by and construed in accordance with the laws of the State of New York.

Borrower acknowledges that GECC has not approved the Loan described in this letter, and knowingly assumes the risk that such approval may not be obtained and, if obtained, may be conditioned on additional terms and/or conditions.

Please contact me with any questions you may have regarding the above.

                                Very truly yours,

                                GENERAL ELECTRIC CAPITAL
                                CORPORATION

                                By: /s/ Scott C. Towbin
                                   ---------------------------
                                   Name: Scott C. Towbin
                                   Title: Vice President





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